Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of
Embraer – Empresa Brasileira de Aeronáutica S.A.:

We consent to the use in Registration Statement No. 333-14018 of Embraer – Empresa Brasileira de Aeronáutica S.A. on Form F-3, as amended from time to time, and in Registration Statement No. 333-100173 on Form S-8 of Embraer – Empresa Brasileira de Aeronáutica S.A. of our report dated May 25, 2005 on the consolidated financial statements of Embraer – Empresa Brasileira de Aeronáutica S.A. as of December 31, 2003 and 2004 and for the years ended December 31, 2002, 2003 and 2004, which report expresses an unqualified opinion, appearing in the Annual Report on Form 20-F for the year ended December 31, 2004, which is incorporated by reference in such Registration Statements.

/s/ DELOITTE TOUCHE TOHMATSU

São Paulo, Brazil
June 29, 2005